Exhibit 99.4

North America Europe Asia	333 S. Grand Avenue, 38th Floor Los Angeles, CA 90071 T +1 213 615 1700 F +1 213 615 1750

DAVID L. ARONOFF Partner (213) 615-1866 daronoff@winston.com

October 18, 2016

VIA EMAIL

Seeking Alpha

legal-issues@seekingalpha.com

Re:	Demand for Retraction of Defamatory Blog Post Regarding Banc of California

Dear Sirs:

We represent Banc of California, Inc. and Banc of California, N.A and have extensive familiarity with many of the claims, circumstances, and accusations which have surfaced recently involving Banc of California. We write in response to the inaccurate, malicious and libelous article published October 18, 2016 by Seeking Alpha titled “BANC: Extensive Ties To Notorious Fraudster Jason Galanis Make Shares Un-Investible.” Your decision to publish this article, prepared by a “contributor,” was reckless, defamatory, and constitutes libel per se. This letter is not intended to be an exhaustive rebuttal of each and every inaccuracy in the article; however, we want to point out those falsehoods that are unquestionably egregious and malicious and which undermine the entire premise of the article.

It is clear from the face of the article that the author did not perform a good faith investigation into the facts presented. Instead, the author goes to great lengths in his malicious attempt to conjure support for his faulty conclusion, and, in so doing, ignores certain essential facts that undermine his conclusions, distorts public records to fit his false narrative, and tells many outright lies.

In one particularly clear example, the author relies upon an out of context and out of date affidavit to imply an improper link between COR Capital and Steven Sugarman, on the one hand, and Galanis, on the other hand, but fails to mention that in a later sworn statement in the public record the government revealed that Mr. Galanis’s claim of such a relationship was in fact fraudulent. Importantly, the author improperly implies that a SEC affidavit that simply attached emails and documents in which Galanis purported to act on behalf of COR Capital amounted to an endorsement by the SEC that Galanis’s statements were truthful. Mr. Galanis has pled guilty to fraud. Meanwhile, the FBI’s own Special Agent has stated under oath that these very statements were “fraudulently” made.

Indeed, as the government’s investigation progressed, it became clear that Galanis’s purported connections to COR Capital, as set forth in the documents attached to the SEC affidavit and relied upon by the author of the Seeking Alpha article, were entirely false.

October 18, 2016 Page 2

The government’s investigation revealed that Galanis had fabricated the connections. The criminal complaint that the government filed against Galanis and others several months after the filing of the SEC action, attached hereto as Exhibit A, clarifies that Galanis had in fact lied about his connection to COR Capital, and that no such entanglements actually existed. This was part of a pattern of fraudulent behavior by Galanis to fraudulently claim affiliation with entities to which he had no relationship. In particular, the criminal complaint contains the sworn statement, under oath, of an FBI Special Agent, as follows:

40. Based on my conversations with a representative of COR Capital, I have learned that, contrary to the representations made in the June 3, 2014 email sent by JASON GALANIS, the defendant, to MICHELLE MORTON, the defendant, (referenced in paragraph 39c above), Burnham, CORFA and Wealth-Assurance AG were not affiliates of COR Capital.

41. Based on my review of documents, I have learned that on June 3, 2014, JASON GALANIS, the defendant, sent an email to BEVAN COONEY, the defendant, which forwarded the email JASON GALANIS sent to MICHELLE MORTON, the defendant, earlier that same day, attaching the description of COR Capital which fraudulently asserted that certain entities were affiliates of COR Capital. In JASON GALANIS’S email to COONEY, JASON GALANIS wrote “whoring it out shamelessly[.] thank you [first name of COR Capital representative.]”

The criminal complaint was unsealed on May 11, 2016 and has been in the public domain since that time. The author of the article had access to it and cited it at one point in the article but deliberately omitted any mention of paragraphs 40 and 41. Instead, and in contravention of the sworn testimony of the investigating FBI agent, the author chose to falsely present Galanis’s alleged connection with COR Capital as fact (even though the SEC affidavit upon which the author relies did not present the purported connection as fact and the unsealed complaint established otherwise).

The failure of the author to even mention the true facts which demonstrate that COR Capital had no involvement with the allegations surrounding Jason Galanis is evidence of the author’s actual malice and determination to go to whatever means necessary to link Steven Sugarman and COR Capital to Jason Galanis’s criminal activities, even where the government’s investigation has not found a link.

The author of a defamatory Internet article or blog post, as well as the website that publishes it, is liable in defamation for statements made on the Internet to the same extent as statements published elsewhere. See, e.g. Sandals Resorts Intern., ltd. v. Google, Inc., 86 A.D.3d 32 (N.Y. App. Div. 2011). This is even true where, as here, the author of the post is anonymous. Cohen v. Google, Inc., 887 N.Y.S.2d 424 (N.Y. Sup. Ct. 2009) (permitting pre-action discovery to determine identity of anonymous blogger who published defamatory statements).

October 18, 2016 Page 3

The above example is but one of numerous false statements, lies and fabrications that a quick read of the blog has uncovered. For instance, our review of Banc of California has confirmed that the bank has no business relationship with Jason Galanis, and has refused to do business with Mr. Galanis when requested. In fact, we have confirmed that the bank has shared information with regulatory and law enforcement personnel relating to Mr. Galanis over the past year.

We hereby demand that you immediately cease further publication of the article, remove it from your website and issue a full and immediate written retraction. Failure to do so will leave Banc of California no option but to pursue all available actions and remedies against you. We further ask that you provide us with the following documents and information by Friday, October 21, 2016 so that we may assess any claims that we have against you or the author:

1)	The identity of the author;

2)	All communications between or among Seeking Alpha and the author; and

3)	All documents and communications reflecting any investigation, due diligence, or fact-checking that Seeking Alpha performed regarding the article and/or its author.

Very truly yours,

/s/ David L. Aronoff
David L. Aronoff